The information in this pricing supplement is not complete and may be changed.  We may not deliver these securities until a final pricing supplement is delivered.  This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, Pricing Supplement dated August 19, 2010

PROSPECTUS Dated December 23, 2008	Pricing Supplement No. 499 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-156423
Dated December 23, 2008	Dated August , 2010
Rule 424(b)(2)
$
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes

Commodity ELKS Securities
Based on the S&P GSCITM Brent Crude Index – Excess Return due April     , 2011

The Commodity ELKS Securities Based on the S&P GSCITM Brent Crude Index – Excess Return due April     , 2011, which we refer to as the securities, will pay a monthly coupon of 8% to 11% per annum but, unlike conventional debt securities, do not guarantee any return of principal at maturity.  Instead, the securities will pay at maturity either (i) an amount of cash equal to the stated principal amount of the securities per security, or (ii) if the index closing value of the S&P GSCITM Brent Crude Index – Excess Return, which we refer to as the underlying index, decreases to or below the downside threshold value (as defined below) on any index business day from but excluding the day we price the securities for initial sale to the public, which we refer to as the pricing date, to and including the valuation date, an amount of cash equal to the stated principal amount of the securities multiplied by the index performance factor (as defined below) per security. This amount could be significantly less than the stated principal amount of the securities and may be zero. The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.
•	The stated principal amount and original issue price of each security is $1,000.
•
We will pay a monthly coupon of 8% to 11% per annum on the $1,000 stated principal amount of each security.  The actual coupon will be determined on the pricing date.  Interest will be paid monthly, beginning on September     , 2010.

•	At maturity, for each $1,000 stated principal amount of securities that you hold:
º
if the index closing value of the underlying index has not decreased to or below 75% of the initial index value, which we refer to as the downside threshold value, on any index business day from but excluding the pricing date to and including the valuation date, you will receive an amount in cash equal to $1,000; or

º
if the index closing value of the underlying index has decreased to or below the downside threshold value on any index business day from but excluding the pricing date to and including the valuation date, $1,000 multiplied by the index performance factor.

>	The index performance factor will be equal to the final index value divided by the initial index value.
>	The initial index value is , which is the closing value of the underlying index on the pricing date.
>	The final index value is the closing value of the underlying index on the valuation date.
•	The valuation date will be the third business day preceding the maturity date, subject to postponement for non-index business days and certain market disruption events.
•
Investing in the securities is not equivalent to investing directly in the S&P GSCITM Brent Crude Index – Excess Return or the Brent crude oil futures contracts that underlie the S&P GSCITM Brent Crude Index – Excess Return.

•	The securities will not be listed on any securities exchange.
•	The CUSIP number for the securities is 617482NC4. The ISIN number for the securities is US617482NC41.
You should read the more detailed description of the securities in this pricing supplement.  In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Securities.”

The securities are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-8.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE $1,000 PER SECURITY

	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Security	$1,000	$9.00	$991.00
Total	$	$	$

(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. Incorporated, a fixed sales commission of $9.00 for each security they sell. See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.  For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

The agent for this offering, Morgan Stanley & Co. Incorporated, is our wholly owned subsidiary.  See “Description of Securities––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the securities, see the section of this pricing supplement called “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The securities may not be offered or sold in the Federative Republic of Brazil  except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the securities to the public in Hong Kong as the securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The agent and each dealer represent and agree that they will not offer or sell the securities nor make the securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities, whether directly or indirectly, to persons in Singapore other than:

(a)  an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)  an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)  a person who acquires the securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)  otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Commodity ELKS Securities Based on the S&P GSCITM Brent Crude Index – Excess Return due April     , 2011, which we refer to as the securities, we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities offered are medium-term debt securities of Morgan Stanley.  The return on the securities at maturity is linked to the performance of the S&P GSCITM Brent Crude Index – Excess Return, which we refer to as the underlying index.  We may not redeem the securities prior to maturity. All payments on the securities are subject to the credit risk of Morgan Stanley.

ELKS is a registered service mark of Citigroup Global Markets Inc. Used under license.

Each security costs $1,000
We, Morgan Stanley, are offering the Commodity ELKS Securities Based on the S&P GSCITM Brent Crude Index – Excess Return due April     , 2011, which we refer to as the securities.  The stated principal amount and issue price of each security is $1,000.

The original issue price of the securities includes the agent’s commissions paid with respect to the securities and the cost of hedging our obligations under the securities.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the securities includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the securities. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.   See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Securities—Use of Proceeds and Hedging.”

No guaranteed return of principal at maturity
Unlike ordinary debt securities, the securities do not guarantee any return of principal at maturity.  If the index closing value of the underlying index decreases to or below the downside threshold value on any index business day from but excluding the day we price the securities for initial sale to the public, which we refer to as the pricing date, to and including the valuation date, which is scheduled to be the third business day preceding the maturity date (subject to postponement for non-index business days and certain market disruption events), you will receive an amount equal to $1,000 times the index performance factor per security, which may be significantly less than the stated principal amount of the securities and could be zero.  See “—Payment at maturity” below.

The downside threshold value will be determined on the pricing date and will equal 75% of the initial index value of the underlying index (the index closing value of the underlying index on the pricing date).

If, however, the index closing value of the underlying index does not decline to or below the downside threshold value on any index business day from but excluding the pricing date to and including the valuation date, then at maturity you will receive an amount in cash equal to the $1,000 stated principal amount for each security.  You will not, therefore, participate in any appreciation in the value of the underlying index, unless: (i) the index closing value of the underlying index declines to or below the downside threshold value on any index business day from but excluding the pricing date to and including the valuation date and (ii) the index closing value of the underlying index on the valuation date is greater than the initial index value of the underlying index.

8% to 11% per annum paid monthly
We will pay a monthly coupon on the securities, at the rate of 8% to 11% per annum, on the       day of each month, beginning on September      , 2010.  The actual coupon will be determined on the pricing date.  The coupon we will pay on the securities is more than the rate that we would pay on a conventional debt security with the same maturity.  You will be entitled to receive all coupon payments on the stated principal amount of your securities regardless of the performance of the underlying index.

Payment at maturity	We will deliver to you on the maturity date for each $1,000 stated principal amount of securities that you hold:

•      if the index closing value of the underlying index has not decreased to or below the downside threshold value on any index business day from but excluding the pricing date to and including the valuation date, an amount in cash equal to $1,000; or

•      if the index closing value of the underlying index has decreased to or below the downside threshold value on any index business day from but excluding the pricing date to and including the valuation date, an amount in cash equal to $1,000 times the index performance factor.

The index performance factor will equal the final index value divided by the initial index value and will be determined on the valuation date.

You can review the historical performance of the underlying index in the section of this pricing supplement called “Description of Securities—Historical Information.”  The historical performance of the underlying index included in this pricing supplement should not be taken as an indication of its future performance during the term of the securities.

Morgan Stanley Capital Group Inc. will be the calculation agent
We have appointed our affiliate, Morgan Stanley Capital Group Inc., which we refer to as MSCG, to act as calculation agent for The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)), the trustee for our senior notes.  As calculation agent, MSCG will determine whether the index closing value of the underlying index has decreased to or below the downside threshold value, whether a market disruption event has occurred and the payment you will receive at maturity, if any.

Morgan Stanley & Co. Incorporated will be the agent; conflicts of interest
The agent for the offering of the securities, Morgan Stanley & Co. Incorporated, which is our wholly-owned subsidiary and which we refer to as MS & Co., will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” on PS-26.

You may revoke your offer to purchase the securities prior to our acceptance
We are using this pricing supplement to solicit from you an offer to purchase the securities.  You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the relevant agent.  We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance.  In the event of any material changes to the terms of the securities, we will notify you.

Where you can find more information on the securities
The securities are senior notes issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated December 23, 2008.  We describe the basic features of this type of note in the section of the prospectus supplement called “Description of Notes—Exchangeable Notes” and in the section of the prospectus called “Description of Debt Securities—Fixed Rate Debt Securities.”

For a detailed description of the terms of the securities, you should read the section of this pricing supplement called “Description of Securities.”  You should also read about some of the risks involved in investing in the securities in the section called “Risk Factors.”  The tax and accounting treatment of investments in commodity-linked securities such as the securities may differ from that of investments in ordinary debt securities.  See the section of this pricing supplement called “Description of Securities—United States Federal Taxation.”  You should consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the securities.

How to reach us	You may contact your local Morgan Stanley Smith Barney branch office or call us at (866) 477-4776.

HYPOTHETICAL PAYMENTS ON THE SECURITIES AT MATURITY

At maturity:

º
if the index closing value of the underlying index has not decreased to or below 75% of the initial index value, which we refer to as the downside threshold value, on any index business day from but excluding the pricing date to and including the valuation date, you will receive an amount in cash equal to $1,000 per security; or

º
if the index closing value of the underlying index has decreased to or below the downside threshold value on any index business day from but excluding the pricing date to and including the valuation date, you will receive an amount in cash equal to $1,000 times the index performance factor per security.

The following examples illustrate the payment at maturity on the securities for a range of hypothetical final index values under two different scenarios for the index closing values of the underlying index during the term of the securities, to illustrate the effect on the return at maturity of both the final index value and the index closing value of the underlying index relative to the downside threshold value over the term of the securities, including on the valuation date.

The hypothetical examples are based on the following values and assume an exact eight-month term:

•	Issue Price (per security):	$1,000
•	Hypothetical Initial Index Value:	500
•	Hypothetical Downside Threshold Value:	375 (75% of the hypothetical initial index value)
•	Hypothetical Annual Coupon:	9.50%

TABLE 1:  This table represents the hypothetical payment at maturity and the total payment over the term of the securities (assuming an exact eight-month term) on a $1,000 investment in the securities if the index closing value of the underlying index HAS NOT decreased to or below the hypothetical downside threshold value of 375 on any index business day from but excluding the pricing date to and including the valuation date.  Consequently, the payment at maturity in each of these examples would not be affected by the final index value.

Hypothetical final index value	Value of cash payment at maturity per security	Total monthly coupon payments per security	Value of total payment per security	Total return on the underlying index	Total return on the securities
0	N/A	N/A	N/A	N/A	N/A
350	N/A	N/A	N/A	N/A	N/A
376	$ 1,000	$ 63.3333	$ 1,063.3333	-24.80%	$ 63.3333
400	$ 1,000	$ 63.3333	$ 1,063.3333	-20.00%	$ 63.3333
450	$ 1,000	$ 63.3333	$ 1,063.3333	-10.00%	$ 63.3333
500	$ 1,000	$ 63.3333	$ 1,063.3333	0.00%	$ 63.3333
550	$ 1,000	$ 63.3333	$ 1,063.3333	10.00%	$ 63.3333
600	$ 1,000	$ 63.3333	$ 1,063.3333	20.00%	$ 63.3333
700	$ 1,000	$ 63.3333	$ 1,063.3333	40.00%	$ 63.3333

TABLE 2:  This table represents the hypothetical payment at maturity and the total payment over the term of the securities (assuming an exact eight-year term) on a $1,000 investment in the securities if the index closing value of the underlying index HAS decreased to or below the downside threshold value of 375 on any index business day from but excluding the pricing date to and including the valuation date.  Consequently, the payment at maturity in each of these examples would be affected by the final index value.

Hypothetical final index value	Payment at maturity per security ($1,000 times index performance factor)	Total monthly coupon payments per security	Value of total payment per security	Total return on the underlying index	Total return on the securities
0	$ 0	$ 63.3333	$ 63.3333	-100.00%	-93.6667%
100	$ 200	$ 63.3333	$ 263.3333	-80.00%	-73.6667%
200	$ 400	$ 63.3333	$ 463.3333	-60.00%	-53.6667%
350	$ 700	$ 63.3333	$ 763.3333	-30.00%	-23.6667%
376	$ 752	$ 63.3333	$ 815.3333	-24.80%	-18.4667%
400	$ 800	$ 63.3333	$ 863.3333	-20.00%	13.6667%
450	$ 900	$ 63.3333	$ 963.3333	-10.00%	-3.6667%
468.3335	$ 936.667	$ 63.3333	$ 1,000.0000	-6.3333%	0.0000%
500	$ 1,000	$ 63.3333	$ 1,063.3333	0.00%	6.3333%
550	$ 1,100	$ 63.3333	$ 1,163.3333	10.00%	16.3333%
600	$ 1,200	$ 63.3333	$ 1,263.3333	20.00%	26.3333%
700	$ 1,400	$ 63.3333	$ 1,463.3333	40.00%	46.3333%

Because the index closing value of the underlying index may be subject to significant fluctuation over the term of the securities, it is not possible to present a chart or table illustrating the complete range of possible payments at maturity.  The examples of the hypothetical payment calculations above are intended to illustrate the effect of general trends in the value of the underlying index over the term of the securities on the amount payable to you at maturity, if any.  However, the value of the underlying index may not increase or decrease over the term of the securities in accordance with any of the trends depicted by the hypothetical examples above.  The actual payment amounts received by investors will depend on (a) whether the index closing value of the underlying index falls to or below the downside threshold value on any index business day from but excluding the pricing date to and including the valuation date and (b) the final index value.

You can review the historical performance of the underlying index in the section of this pricing supplement called “Description of Securities—Historical Information.”  The historical performance of the underlying index included in this pricing supplement should not be taken as an indication of its future performance during the term of the securities.  It is impossible to predict whether the value of the underlying index will rise or fall during the term of the securities, whether the value of the underlying index will or will not decrease to or below the downside threshold value during the term of the securities, or whether the final index value will be above the initial index value.

RISK FACTORS

The securities are not secured debt and are riskier than ordinary debt securities.  Because the return to investors is linked to the performance of the underlying index, there is no guaranteed return of principal at maturity.  This section describes the most significant risks relating to the securities.  You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

The securities are not ordinary debt securities — no guaranteed return of principal
The terms of the securities differ from those of ordinary debt securities in that we will not pay you a fixed amount at maturity.  Our payment to you at maturity will either be (i) if the index closing value of the underlying index does not decrease to or below the downside threshold value on any index business day from but excluding the pricing date to and including the valuation date, cash equal to the stated principal amount of each security or (ii) if the index closing value of the underlying index decreases to or below the downside threshold value on any index business day from but excluding the pricing date to and including the valuation date, an amount equal to $1,000 times the index performance factor, which may be significantly less than the stated principal amount of each security and could be zero.

You will not participate in any appreciation in the value of the underlying index, except in certain limited circumstances
You will not participate in any appreciation in the value of the underlying index, and your return on the securities will be limited to the coupon payable on the securities, unless: (i) the index closing value of the underlying index declines to or below the downside threshold value on any index business day from but excluding the pricing date to and including the valuation date, scheduled to be the third business day preceding the maturity date, subject to postponement for non-index business days and certain market disruption events, and (ii) the index closing value of the underlying index on the valuation date, which we refer to as the final index value, has recovered and is greater than the initial index value.

The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings and credit spreads may adversely affect the market value of the securities
You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities on coupon payment dates and at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

The securities will not be listed and secondary trading may be limited
The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

Market price of the securities will be influenced by many unpredictable factors
Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market.  We expect that generally the value of the underlying index on any day will affect the value of the securities more than any other single factor.  However, because the payment on the securities is not directly correlated to the value of the underlying index, the securities will trade differently from the underlying index.  Other factors that may influence the value of the securities include:

•	whether the index closing value has decreased to or below the downside threshold value on any index business day;

•	the price of the Brent crude oil futures contracts that underlie the underlying index;

•	the volatility (frequency and magnitude of changes in value) of the underlying index or prices of the Brent crude oil futures contracts that underlie the underlying index;

•	trends of supply and demand for the Brent crude oil futures contracts that underlie the underlying index;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the commodities markets generally and which may affect the value of the underlying index;

•	interest and yield rates in the market;

•	the time remaining to the maturity of the securities; and

•	any actual or anticipated changes in our credit ratings or credit spreads

In addition, the commodities markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention.  As a result, the market value of the securities will vary and may be less than the original issue price at any time prior to maturity, and a sale of the securities prior to maturity may result in a loss.  For example, you may have to sell your securities at a substantial discount from the stated principal amount if the index closing value has declined below the initial index value, especially if the index closing value has decreased to or below the downside threshold value on any index business day after the pricing date of the securities.

You cannot predict the future performance of the underlying index based on its historical performance.  The value of the underlying index may decrease to or below the downside threshold value and remain below the initial index value to the valuation date so that you will receive at maturity a payment that is less than the stated principal amount of the securities.  We cannot guarantee that the value of the underlying index will stay above the downside threshold value over the life of the securities or that, if the index closing value has decreased to or below the downside threshold value, the value of the underlying index will recover and be at or above the initial index value on the valuation date so that you will receive an amount at least equal to the stated principal amount of the securities.

An investment in the securities will expose you to concentrated risk to Brent crude oil
The underlying index is composed entirely of Brent crude oil futures contracts included in the S&P GSCITM – Excess Return.  An investment in the securities may therefore bear risks similar to a securities investment concentrated in a single underlying sector.  The price of Brent crude oil futures is primarily affected by the global demand for and supply of Brent crude oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates.  Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of Brent crude oil.  Brent crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel.  Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels.  Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions.  Demand is also influenced by government regulations, such as environmental or consumption policies.  In addition to general economic activity and demand, prices for Brent crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event.  Supply for Brent crude oil may increase or decrease depending on many factors.  These include production decisions by the Organization of Petroleum Exporting Countries (OPEC) and other crude oil producers.  In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable.  Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities.  The price of Brent crude oil futures has experienced severe price fluctuations over the recent past and there can be no assurance that this price volatility will not continue in the future.

Higher future prices of the Brent crude oil futures contracts relative to their current prices may adversely affect the value of the underlying index and the value of the securities
The S&P GSCI™ Brent Crude Index–Excess Return is a sub-index of the S&P GSCI™–Excess Return (“S&P GSCI™–ER”).  It represents only the Brent crude oil component of the S&P GSCI™–ER.  The S&P GSCI™–ER is a world production-weighted index that is designed to reflect the relative significance of each of the underlying commodities in the world economy.

The S&P GSCI™–ER, on which the underlying index is based, is composed of futures contracts on physical commodities.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity.  As the futures contracts that compose the underlying index approach expiration, they are replaced by contracts that have a later expiration.  Thus, for example, a contract purchased and held in January may specify an February expiration.  As time passes, the contract expiring in February is replaced by a contract for delivery in March.  This process is referred to as “rolling.”  If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the February contract would take place at a price that is higher than the price of the March contract, thereby creating a “roll yield.”  However, commodities may trade in “contango” markets at any given time.  Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months.  The presence of contango and absence of backwardation in the Brent crude oil markets would result in negative “roll yields,” which would adversely affect the value of the underlying index and, accordingly, the value of the securities.

Adjustments to the underlying index could adversely affect the value of the securities
The publisher of the underlying index may substitute the commodity contracts constituting the underlying index or make other methodological changes that could change the value of the underlying index.  The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time. Any of these actions could adversely affect the value of the securities.  Where the underlying index is discontinued, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the underlying index and will be permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities
As calculation agent, MSCG will determine the initial index value (and, as a result, the downside threshold value) and whether the index closing value of the underlying index has decreased to or below the downside threshold value during the term of the securities, whether a market disruption event has occurred and the payment you will receive at maturity, if any.  Determinations made by MSCG in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or calculation of the index closing value in the event of a market disruption event, may adversely affect the amount payable to you at maturity on the securities.  See the section of this pricing supplement called “Description of Securities—Market Disruption Event.”

Not equivalent to investing in the underlying index	Investing in the securities is not equivalent to investing in the underlying index or the Brent crude oil futures contracts that underlie the underlying index.

Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities
One or more of our subsidiaries expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying index), including trading in the commodities futures contracts that underlie the underlying index, and possibly in other instruments related to the underlying index.  Some of our subsidiaries also trade the commodities futures contracts that underlie the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer, commodity trading, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value and, therefore, potentially increase the downside threshold value relative to the downside threshold value absent such hedging or trading activity.  Additionally, such hedging or trading activities during the term of the securities could potentially affect whether the index closing value of the underlying index decreases to or below the downside threshold value and the payment you will receive at maturity.

Because the characterization of the securities for U.S. federal income tax purposes is uncertain, the material U.S. federal income tax consequences of an investment in the securities are unclear
There is no direct legal authority as to the proper tax treatment of the securities, and our counsel has not rendered an opinion as to their proper characterization for U.S. federal income tax purposes.  Significant aspects of the tax treatment of the securities are uncertain.  Pursuant to the terms of the securities and subject to the discussion in this pricing supplement under “United States Federal Taxation,” you agree with us to treat a security for all U.S. federal tax purposes as a unit consisting of (i) an option on a cash-settled forward contract, pursuant to which, if exercised, you agree to exchange the cash value based on the Underlying Index determined as of the valuation date for a fixed amount of cash equal to the issue price and (ii) a deposit with us of a fixed amount of cash to secure your obligation under the forward contract.  Please read the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities could differ significantly.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not entirely clear whether the securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the securities are the character and timing of income or loss (including whether the portion of the coupon payment treated as option premium might instead be required to be included currently as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax.  Non-U.S. Holders (as defined in the section of this pricing supplement called “United States Federal Taxation ─ Tax Consequences to Non-U.S. Holders”) should note that we currently do not intend to withhold on any payments made with respect to the securities to Non-U.S. Holders (subject to compliance by such holders with certification necessary to establish an exemption from withholding).  However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury or Congress, we may decide to withhold on payments made with respect to the securities to Non-U.S. Holders and will not be required to pay any additional amounts with respect to amounts withheld.

If you are a non-U.S. investor, please also read the section of this pricing supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

You should consult your tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Securities” refers to each $1,000 Stated Principal Amount of our Commodity ELKS Securities Based on the S&P GSCITM Brent Crude Index – Excess Return due April     , 2011.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$

Pricing Date	August , 2010

Original Issue Date (Settlement Date)	August , 2010 (3 business days after the pricing date)

Maturity Date	April , 2011, subject to extension in accordance with the following paragraph.

If, due to a Market Disruption Event or otherwise, the scheduled Valuation Date is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be the second Business Day following the Valuation Date as postponed.  See “Valuation Date” below.

Valuation Date
The third Business Day preceding the Maturity Date; provided that if the Valuation Date is not an Index Business Day, the Valuation Date shall be the next succeeding Index Business Day; provided further that if a Market Disruption Event relating to the Index or one or more commodity contracts underlying the Index (each, an “index contract”) occurs on the Valuation Date, the Index Closing Value for the Valuation Date shall be determined in accordance with the next succeeding paragraph.

If a Market Disruption Event relating to the Index or any index contract occurs on the Valuation Date, the Calculation Agent will calculate the Index Closing Value using as a price (i) for each index contract that did not suffer a Market Disruption Event on the Valuation Date, the official settlement price of such index contract on the Valuation Date and (ii) for each index contract that did suffer a Market Disruption Event on such date, the official settlement price of such index contract on the first succeeding Trading Day on which no Market Disruption Event is existing with respect to such index contract; provided that, if a Market Disruption Event occurs with respect to such index contract on each of the three consecutive Trading Days immediately succeeding the Valuation Date, the Calculation Agent will use a price for such index contract equal to the arithmetic mean, as determined by the Calculation Agent on such third Trading Day immediately succeeding the Valuation Date, of the prices of such index contract determined by at least three independent leading dealers, selected by the Calculation Agent, in the underlying market for such index contract, taking into consideration the latest available quotation for such index contract and any other information in good faith deemed relevant by such dealers.  Quotations of Morgan Stanley & Co. Incorporated (“MS & Co.”) or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the quotations obtained.  In the event prices from at least three dealers are not obtained, the Calculation Agent will make a good faith estimate of the price of the relevant index contract and, using that price, determine the Index Closing Value.  In calculating the Index Closing Value in the circumstances described in this paragraph, the Calculation Agent shall use the formula for calculating the Underlying Index last in effect prior to the occurrence of a Market Disruption Event.

Coupon	8% to 11% per annum. The actual Coupon on the Securities will be determined on the Pricing Date.

Coupon Payment Dates	Monthly, on the day of each month, beginning on September , 2010 and ending on the Maturity Date.

Record Date
The Record Date for each Coupon Payment Date, including the Coupon Payment Date scheduled to occur on the Maturity Date, will be the date 15 calendar days prior to such scheduled Coupon Payment Date, whether or not that date is a Business Day.

Specified Currency	U.S. dollars

Stated Principal Amount	$1,000 per Security

Original Issue Price	$1,000 per Security

Denominations	$1,000 and integral multiples thereof

CUSIP Number	617482NC4

ISIN Number	US617482NC41

Initial Index Value
$                   , which is the Index Closing Value on the Pricing Date, provided that if the Pricing Date is not an Index Business Day or if a Market Disruption Event occurs on that date, the Initial Index Value will be, subject to the succeeding paragraph below, the Index Closing Value on the next Index Business Day on which no Market Disruption Event occurs.

If there is a Market Disruption Event on the Pricing Date, the Initial Index Value will be determined in accordance with the mechanics described in the second paragraph under “––Valuation Date” above.

If the Initial Index Value as finally published by the Index Publisher, as determined by the Calculation Agent, differs from the Initial Index Value specified in this pricing supplement, we will include the definitive Initial Index Value in an amended pricing supplement.

Final Index Value	The Index Closing Value on the Valuation Date, as determined by the Calculation Agent.

Index Closing Value	On any day, the official settlement price of the Underlying Index, as published by the Index Publisher or its successor on such day.

Reuters and various other third party sources may report the official settlement price of the Underlying Index. If any such reported price differs from that as determined by the Index Publisher or its successor, the official settlement price published by the such Index Publisher or successor will prevail.

Downside Threshold Value	$ , which is 75% of the Initial Index Value. The Downside Threshold Value will be determined by the Calculation Agent on the Pricing Date.

Underlying Index	S&P GSCITM Brent Crude Index – Excess Return (the “Index”)

Index Publisher	Standard & Poor’s, a Division of the McGraw-Hill Companies, Inc., and any successor publisher thereof (“S&P”).

Payment at Maturity	On the Maturity Date, upon delivery of the Securities to the Trustee, we will deliver to you for each $1,000 Stated Principal Amount of the Securities either:

•
if the Index Closing Value has not decreased to or below the Downside Threshold Value on any Index Business Day from but excluding the Pricing Date to and including the Valuation Date, an amount in cash equal to the $1,000 Stated Principal Amount, or

•
if the Index Closing Value has decreased to or below the Downside Threshold Value on any Index Business Day from but excluding the Pricing Date to and including the Valuation Date, an amount in cash equal to:

$1,000 x Index Performance Factor

As a result, if the Index Closing Value of the Underlying Index on any Index Business Day from but excluding the Pricing Date to and including the Valuation Date is less than or equal to the Downside Threshold Value, the payment that you receive at maturity for each Security may be significantly less than the price paid for each Security, and could be zero.  You will not in any case receive an amount at maturity with a value greater than $1,000 unless (1) the Index Closing Value on any Index Business Day from but excluding the Pricing Date to and including the Valuation Date is less than or equal to the Downside Threshold Value and (2) the Final Index Value is greater than the Initial Index Value.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee (upon which notice the Trustee may conclusively rely) and to the Depositary, on or prior to 10:30 a.m. (New York City time) on the Trading Day immediately prior to the Maturity Date of the Securities (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), of the amount of cash to be delivered with respect to the $1,000 Stated Principal Amount of each Security and (ii) deliver such cash (and cash in respect of the Coupon and any fractional shares of the Underlying Index), if applicable, to the Trustee for delivery to the holders on the Maturity Date.

Index Performance Factor	A fraction, the numerator of which is the Final Index Value and the denominator of which is the Initial Index Value.

Market Disruption Event
Market Disruption Event means, with respect to the Underlying Index or any index contract, any of a Price Source Disruption, Trading Disruption, Disappearance of Commodity Reference Price, Tax Disruption, Material Change in Formula or Material Change in Content, in each case, as determined by the Calculation Agent.

Price Source Disruption
Price Source Disruption means (i) the temporary failure of the Index Publisher to announce or publish the Index Closing Value (or the value of any Successor Index, if applicable) (or the information necessary for determining the Index Closing Value (or the value of any Successor Index, if applicable)) or (ii) the temporary discontinuance or unavailability of the Underlying Index.

Disappearance of Commodity
Reference Price
Disappearance of Commodity Reference Price means (i) the permanent discontinuance of trading in any of the index contracts on the Relevant Exchange, (ii) the disappearance of, or of trading in, any of the commodities underlying the Underlying Index or (iii) the disappearance or permanent discontinuance or unavailability of the Index Closing Value, notwithstanding the availability of the price source or the status of trading in the relevant futures contracts.

For purposes of this definition, a discontinuance of publication of the Underlying Index shall not be a Disappearance of Commodity Reference Price if Morgan Stanley Capital Group Inc. (“MSCG”) shall have selected a Successor Index in accordance with “—Discontinuance of the Underlying Index; Alteration of Method of Calculation.”

Trading Disruption	Trading Disruption means the material suspension of, or material limitation imposed on, trading in any of the index contracts on the Relevant Exchange for such contract.

Material Change in Formula	Material Change in Formula means the occurrence since the date of this pricing supplement of a material change in the formula for, or the method of calculating, the Index Closing Value.

Material Change in Content	Material Change in Content means the occurrence since the date of this pricing supplement of a material change in the content, composition or constitution of the Underlying Index.

Tax Disruption
With respect to any index contract, tax Disruption means the imposition of, change in or removal of an excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax on, or measured by reference to, such index contract (other than a tax on, or measured by reference to overall gross or net income) by any government or taxation authority after the date of this pricing supplement, if the direct effect of such imposition, change or removal is to raise or lower the price of such index contract on any day that would otherwise be the Valuation Date from what it would have been without that imposition, change or removal.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Index Business Day	Any day on which the official settlement price of the Underlying Index is published by the Index Publisher or its successor.

Relevant Exchange	Relevant Exchange means the primary exchange or market of trading for any contract or commodity then included in the Underlying Index or any Successor Index.

Trading Day	A day, as determined by the Calculation Agent, on which trading is generally conducted on the Relevant Exchange(s) for the applicable commodity contracts.

Book Entry Note or Certificated Note
Book Entry.  The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the Securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book entry notes, please read “Forms of Securities—The Depositary” and “Form of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)).

Agent	MS & Co.

Calculation Agent	MSCG and its successors.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee, and us.

All calculations with respect to the Payment at Maturity, if any, will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities related to interest payments or the payment at maturity will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, potential conflicts of interest may exist between the Calculation Agent and you, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Index Value, whether the Index Closing Value of the Underlying Index has decreased to or below the Downside Threshold Value, whether a Market Disruption Event has occurred and the payment you will receive at maturity, if any.  See “––Market Disruption Event” above.  MSCG is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Alternate Exchange Calculation
in Case of an Event of Default
In case an Event of Default (as defined in the accompanying prospectus) with respect to any Securities shall have occurred and be continuing, the amount in cash declared due and payable upon any acceleration of the Securities (an “Event of Default Acceleration”) per Security shall be determined by the Calculation Agent and shall be an amount payable in cash, if any, equal to the Payment at Maturity, calculated as if the date of such acceleration were the Valuation Date plus accrued but unpaid Coupon to but excluding the date of such acceleration.  See “—Payment at Maturity” above.

If the maturity of the Securities is accelerated because of an Event of Default Acceleration as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of acceleration.

The S&P GSCITM
Brent Crude Index – Excess Return
We have derived all information contained in this pricing supplement regarding the Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information.  Such information reflects the policies of, and is subject to change by, the S&P.  The Index was developed, and is calculated, maintained and published by S&P.

The Index is a sub-index of the S&P GSCITM-ER.  It represents only the Brent crude oil component of the S&P GSCITM-ER. The value of the Index on any given day is calculated in the same manner as the S&P GSCITM-ER except that (i) the daily contract reference prices, the contract production weight (“CPW”) and roll weights used in performing such calculations are limited to the Brent crude oil futures contracts included in the Index; and (ii) the Index has a separate normalizing constant.

The S&P GSCITM-ER

The S&P GSCITM-ER is a world production-weighted index that is designed to reflect the relative significance of each of the underlying commodities in the world economy.  The S&P GSCITM-ER represents the return of a portfolio of commodity futures contracts included in the S&P GSCITM, the composition of which, on any given day, reflects the CPW and “roll weights” of the contracts included in the S&P GSCITM (discussed below).

Value of the S&P GSCITM-ER

The value of the S&P GSCITM-ER on any given day is equal to the product of (i) the value of the S&P GSCITM-ER on the immediately preceding day multiplied by (ii) one plus the contract daily return on the day on which the calculation is made.  The value of the S&P GSCITM-ER is indexed to a normalized value of 100 on January 2, 1970.

Contract Daily Return

The contract daily return on any given day is equal to the sum, for each of the commodities included in the S&P GSCITM, of the applicable daily contract reference price on the relevant contract multiplied by the appropriate CPW and the appropriate “roll weight,” divided by the total dollar weight of the S&P GSCITM on the preceding day, minus one.

The total dollar weight of the S&P GSCITM is the sum of the dollar weight of each of the underlying commodities.  The dollar weight of each such commodity on any given day is equal to (i) the daily contract reference price, (ii) multiplied by the appropriate CPWs and, (iii) during a roll period, the appropriate “roll weights” (discussed below).

The daily contract reference price used in calculating the dollar weight of each commodity on any given day is the most recent daily contract reference price made available by the relevant trading facility, except that the daily contract reference price for the most recent prior day will be used if the exchange is closed or otherwise fails to publish a daily contract reference price on that day.  In addition, if the trading facility fails to make a daily contract reference price available or publishes a daily contract reference price that, in the reasonable judgment of S&P, reflects manifest error, the relevant calculation will be delayed until the price is made available or corrected; provided that, if the price is not made available or corrected by 4:00 P.M. New York City time, S&P may, if it deems such action to be appropriate under the circumstances, determine the appropriate daily contract reference price for the applicable futures contract in its reasonable judgment for purposes of the relevant S&P GSCITM calculation.

The “roll weight” of each commodity reflects the fact that the positions in contracts must be liquidated or rolled forward into more distant contract expirations as they approach expiration.  Since the S&P GSCITM is designed to replicate the performance of actual investments in the underlying contracts, the rolling process incorporated in the S&P GSCITM also takes place over a period of days at the beginning of each month (referred to as the “roll period”).  On each day of the roll period, the “roll weights” of the first nearby contract expirations on a particular commodity and the more distant contract expiration into which it is rolled are adjusted, so that the hypothetical position in the contract on the commodity that is included in the S&P GSCITM is gradually shifted from the first nearby contract expiration to the more distant contract expiration.

If any of the following conditions exists on any day during a roll period, the portion of the roll that would have taken place on that day is deferred until the next day on which such conditions do not exist: (i) no daily contract reference price is available for a given contract expiration; (ii) any such price represents the maximum or minimum price for such contract month, based on exchange price limits; (iii) the daily contract reference price published by the relevant trading facility reflects manifest error, or such price is not published by 4:00 P.M., New York City time (in such event, S&P may determine a daily contract reference price and complete the relevant portion of the roll based on such price, but must revise the portion of the roll if the trading facility publishes a price before the opening of trading on the next day); or (iv) trading in the relevant contract terminates prior to its scheduled closing time.

If any of these conditions exist throughout the roll period, the roll will be effected in its entirety on the next day on which such conditions no longer exist.

The S&P GSCITM

The S&P GSCITM is an index on a production-weighted basket of principal non-financial commodities (i.e., physical commodities) that satisfy specified criteria.  The S&P GSCITM is designed to be a measure of the performance over time of the markets for these commodities.  The only commodities represented in the S&P GSCITM are those physical commodities on which active and liquid contracts are traded on trading facilities in major industrialized countries.  The commodities included in the S&P GSCITM are weighted, on a production basis, to reflect the relative significance (in the view of S&P, in consultation with the Index Advisory Panel, as described below) of such commodities to the world economy. The fluctuations in the value of the S&P GSCITM are intended generally to correlate with changes in the prices of such physical commodities in global markets. The S&P GSCITM has been normalized such that its hypothetical level on January 2, 1970 was 100.  Futures contracts on the S&P GSCITM, and options on such futures contracts, are currently listed for trading on the Chicago Mercantile Exchange.

Set forth below is a summary of the composition of and the methodology currently used to calculate the S&P GSCITM.  The methodology for determining the composition and weighting of the S&P GSCITM and for calculating its value is subject to modification in a manner consistent with the purposes of the S&P GSCITM, as described below. S&P makes the official calculations of the S&P GSCITM.

The Index Advisory Panel established by S&P to assist it in connection with the operation of the S&P GSCITM generally meets once each year to discuss the composition of the S&P GSCITM.  The Index Advisory Panel may, if necessary or practicable, meet at other times during the year as issues arise that warrant its consideration.

Composition of the S&P GSCITM

In order to be included in the S&P GSCITM a contract must satisfy the following eligibility criteria:

•	The contract must be in respect of a physical commodity and not a financial commodity.

•
The contract must (a) have a specified expiration or term or provide in some other manner for delivery or settlement at a specified time, or within a specified period, in the future; and (b) at any given point in time, be available for trading at least five months prior to its expiration or such other date or time period specified for delivery or settlement; and (c) be traded on a trading facility which allows market participants to execute spread transactions, through a single order entry, between the pairs of contract expirations included in the S&P GSCITM that, at any given point in time, will be involved in rolls to be effected pursuant to the S&P GSCITM.

•
The commodity must be the subject of a contract that is (a) denominated in U.S. dollars and (b) traded on or through an exchange, facility or other platform (referred to as a trading facility) that has its principal place of business or operations in a country which is a member of the Organization for Economic Cooperation and Development and that meets other criteria relating to the availability of market price quotations and trading volume information, acceptance of bids and offers from multiple participants or price providers and accessibility by a sufficiently broad range of participants.

•
The price of the relevant contract that is used as a reference or benchmark by market participants (referred to as the daily contract reference price) generally must have been available on a continuous basis for at least two years prior to the proposed date of inclusion in the S&P GSCITM.

•
At and after the time a contract is included in the S&P GSCITM, the daily contract reference price for such contract must be published between 10:00 A.M. and 4:00 P.M., New York City time, on each business day relating to such contract by the trading facility on or through which it is traded.

•
For a contract to be eligible for inclusion in the S&P GSCITM, volume data with respect to such contract must be available for at least the three months immediately preceding the date on which the determination is made.

•	Contracts must also satisfy volume trading requirements and certain percentage dollar weight requirements to be eligible for inclusion in the S&P GSCITM.

The contracts currently included in the S&P GSCITM are all futures contracts traded on the New York Mercantile Exchange, Inc., the International Petroleum Exchange, the Chicago Mercantile Exchange, the Chicago Board of Trade, the Coffee, Sugar & Cocoa Exchange, Inc., the New York Cotton Exchange, the Kansas City Board of Trade, the Commodities Exchange, Inc. and the London Metal Exchange.

Calculation of the S&P GSCITM

The value of the S&P GSCITM on any given day is equal to the total dollar weight of the S&P GSCITM divided by a normalizing constant that assures the continuity of the S&P GSCITM over time.

Contract Expirations

Because the S&P GSCITM is composed of actively traded contracts with scheduled expirations, it can only be calculated by reference to the prices of contracts for specified expiration, delivery or settlement periods, referred to as “contract expirations.”  The contract expirations included in the S&P GSCITM for each commodity during a given year are designated by S&P, in consultation with the Index Advisory Panel, provided that each such contract must be an “active contract.”  An “active contract” for this purpose is a liquid, actively traded contract expiration, as defined or identified by the relevant trading facility or, if no such definition or identification is provided by the relevant trading facility, as defined by standard custom and practice in the industry.

If a trading facility deletes one or more contract expirations, the S&P GSCITM will be calculated during the remainder of the year in which such deletion occurs on the basis of the remaining contract expirations designated by S&P.  If a trading facility ceases trading in all contract expirations relating to a particular contract, S&P may designate a replacement contract on the commodity.  The replacement contract must satisfy the eligibility criteria for inclusion in the S&P GSCITM.  To the extent practicable, the replacement will be effected during the next monthly review of the composition of the S&P GSCITM.

License Agreement between S&P
and Morgan Stanley	S&P and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Index, which is owned and published by S&P, in connection with Securities, including the Securities.

The license agreement between S&P and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

The Securities are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc. (including its affiliates) (S&P, with its affiliates, are referred to as the “Corporations”).  The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Securities.  The Corporations make no representation or warranty, express or implied, to the holders of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly, or the ability of the Index to track general agricultural commodity market performance.  The Corporations’ only relationship to us (the “Licensee”) is in the licensing of the Index and S&P® trademarks or service marks and certain trade names of the Corporations and the use of the Index which is determined, composed and calculated by S&P without regard to the Licensee or the Securities.  S&P has no obligation to take the needs of the Licensee or the owners of the Securities into consideration in determining, composing or calculating the Index.  The Corporations are not responsible for and have not participated in the determination of the timing, prices, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash.  The Corporations have no liability in connection with the administration, marketing or trading of the Securities.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN.  THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s®,” “S&P®” and “S&P GSCITM” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  The Securities have not been passed on by the Corporations as to their legality or suitability.  The Securities are not issued, endorsed, sold or promoted by the Corporations. THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE SECURITIES.

Historical Information
The following table sets forth the published high and low Index Closing Values, as well as end-of-quarter Index Closing Values in the period from January 1, 2005 through August 17, 2010.  The graph following the table plots the daily Index Closing Values for the same period.  The Index Closing Value on August 17, 2010 was 548.7412.  You should not take the historical performance of the Underlying Index as an indication of its future performance.

The historical values of the Underlying Index should not be taken as an indication of future performance, and no assurance can be given as to the Index Closing Value on any future date.  The Index Closing Value may decrease to or below the Downside Threshold Value on any Index Business Day during the term of the Securities and the Final Index Value may be lower than the Initial Index Value, so that at maturity you will receive an amount that is less, and possibly significantly less, than the Stated Principal Amount of the Securities. To the extent that you receive a payment at maturity worth less than the $1,000 Stated Principal Amount of the Securities, and such shortfall is not offset by the Coupon paid on the Securities, you will lose money on your investment.

We obtained the Index Closing Values and other information below from Bloomberg Financial Markets, without independent verification.  The Index Closing Value for any Index Business Day will be determined with reference to the official settlement price of the Underlying Index, as determined pursuant to “––Index Closing Value” above, rather than the prices published by Bloomberg Financial Markets on each such date.

S&P GSCITM Brent Crude Index – Excess Return High and Low Index Closing Values and End-of-Quarter Index Closing Values January 1, 2005 through August 17, 2010
	High	Low	Period End
2005
First Quarter	806.5575	585.6782	792.7308
Second Quarter	832.0475	685.6897	782.6629
Third Quarter	921.2378	773.1704	861.4689
Fourth Quarter	852.2116	723.0358	769.5195
2006
First Quarter	861.6602	747.3957	830.0096
Second Quarter	936.5114	835.3968	905.0875
Third Quarter	947.4770	729.8762	759.1187
Fourth Quarter	747.4829	685.4407	702.1380
2007
First Quarter	739.5484	583.2453	739.5484
Second Quarter	772.1448	700.5182	765.9957
Third Quarter	845.7232	728.5804	836.0778
Fourth Quarter	1,013.6750	809.3849	999.9536
2008
First Quarter	1,140.8240	923.2914	1,077.4320
Second Quarter	1,513.2930	1,075.1720	1,509.9640

	High	Low	Period End
Third Quarter	1,574.4010	945.2966	1,039.1281
Fourth Quarter	1,009.7990	369.7040	460.7850
2009
First Quarter	502.7862	353.5982	426.8229
Second Quarter	588.6757	418.7187	561.5999
Third Quarter	603.5893	487.0408	543.6245
Fourth Quarter	620.0170	529.9171	593.2141
2010
First Quarter	622.1772	524.3621	614.4398
Second Quarter	659.2701	509.4711	540.2888
Third Quarter (through August 17, 2010)	590.9226	514.8820	548.7412

S&P GSCITM Brent Crude Index – Excess Return Daily Index Closing Values January 1, 2005 through August 17, 2010

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, by us in connection with hedging our obligations under the Securities through one or more of our subsidiaries.  The Original Issue Price of the Securities includes the Agent’s commissions (as shown on the cover page of this pricing supplement) paid with respect to the Securities and the cost of hedging our obligations under the Securities.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Securities by taking positions in swaps and futures contracts on the commodity contracts underlying the Underlying Index or positions in any other available instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the Initial Index Value used to calculate the Downside Threshold Value, and, therefore, potentially increase the Downside Threshold Value relative to the Downside Threshold Value absent such hedging activity.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities by purchasing and selling swaps and futures contracts on the commodity contracts underlying the Underlying Index or positions in any other available instruments that we may wish to use in connection with such hedging activities. We cannot give any assurance that our hedging activities will not affect the Index Closing Value and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution; Conflicts of Interest
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the aggregate principal amount of Securities set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the Securities directly to the public at the public offering price set forth on the cover page of this pricing supplement.  The Agent may distribute the Securities through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, a fixed sales commission of $9.00 for each Security they sell.  After the initial offering of the Securities, the Agent may vary the offering price and other selling terms from time to time.

We expect to deliver the Securities against payment therefor in New York, New York on August      , 2010, which will be the third scheduled Business Day following the date of this pricing supplement and of the pricing of the Securities.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the Securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities.  Specifically, the Agent may sell more

Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account.  The Agent must close out any naked short position by purchasing the Securities in the open market.  A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Securities or the commodities contracts underlying the Underlying Index in the open market to stabilize the price of the Securities.  Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of the Securities.  See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Securities to the public in Hong Kong as the Securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the Securities nor make the Securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute the pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)  a person who acquires the Securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Benefit Plan Investor Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in these Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA or a “disqualified person” within the meaning of the Code with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if these Securities are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of these Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of the Securities and the related lending transactions, provided that neither the issuer of the Securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the plan involved in the transaction and provided further that the plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving these Securities.

Because we may be considered a party in interest with respect to many plans, these Securities may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of these Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding thereof that either (a) it is not a plan or a plan asset entity, is not purchasing such Securities on behalf of or with “plan assets” of any plan, or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing these Securities on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of these Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any of these Securities to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

United States Federal Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal tax consequences of ownership and disposition of the Securities.  This discussion applies only to initial investors in the Securities who:

•    purchase the Securities at their “issue price,” which will equal the first price at which a substantial amount of the Securities is sold to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and

• will hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

• certain financial institutions;

• insurance companies;

• certain dealers and traders in securities, commodities or foreign currencies;

• investors holding the Securities as part of a hedging transaction, “straddle,” conversion transaction, integrated transaction or constructive sale transaction;

• U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

• partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

• regulated investment companies;

• real estate investment trusts;

• tax-exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively; or

• persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Subject to the discussion below under “—Tax Consequences to Non-U.S. Holders,” we and every investor in the Securities agree (in the absence of an administrative determination or judicial ruling to the contrary) to treat a Security, under current law, for all U.S. federal income tax purposes as a unit consisting of the following:

(i)  an option (the “Option”) written by the investor to enter into a cash-settled forward contract (the “Forward Contract”), that if exercised, will require the investor to exchange the cash value based on the Underlying Index determined as of the Valuation Date for an amount equal to the Deposit (as defined below); and

(ii)  a deposit with us of a fixed amount of cash, equal to the issue price, to secure the investor’s obligation under the Forward Contract (the “Deposit”), which Deposit pays interest based on our cost of borrowing at the time of issuance (the “Yield on the Deposit”).

The Option will be deemed to have been exercised only if the Index Closing Value has decreased to or below the Downside Threshold Value on any Index Business Day from, but excluding, the Pricing Date to and including the Valuation Date.  Assuming the characterization of the Securities as set forth is respected, a portion of the coupon on the Securities will be treated as Yield on the Deposit and the remainder will be attributable to the premium on the Option (the “Option Premium”).  The Yield on the Deposit will be determined as of the Pricing Date and set forth in the final pricing supplement.

Based on our determination of their relative fair market values, we will allocate 100% of the issue price of the Securities to the Deposit and none to the Option.  Our allocation of the issue price between the Option and the Deposit will be binding on investors in the Securities, unless an investor timely and explicitly discloses to the IRS that its allocation is different from ours.  The treatment of the Securities described above and our allocation are not, however, binding on the IRS or the courts.  No statutory, judicial or administrative authority directly addresses the treatment of the Securities or instruments similar to the Securities for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the Securities. Our counsel has not rendered an opinion as to the proper U.S. federal income tax characterization of the Securities.  Significant aspects of the U.S. federal income tax consequences of an investment in the Securities are uncertain, and no assurance can be given that the IRS or a court will agree with the characterization described herein.  Accordingly, you should consult your tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities (including alternative characterizations of the Securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment and the allocation described above.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

• a citizen or resident of the United States;

•    a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof; or

• an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Coupon Payments on the Securities.  Under the characterization described above under “—General,” only a portion of the coupon payments on the Securities will be attributable to the Yield on the Deposit.

The Deposit will be treated as a “short-term obligation” for U.S. federal income tax purposes. Accordingly, to the extent attributable to the Yield on the Deposit, coupon payments on the Securities will generally be taxable to a U.S. Holder as ordinary interest income, as set forth herein.  A U.S. Holder who is a cash method taxpayer will not be required to include the Yield on the Deposit currently in income for U.S. federal income tax purposes prior to its receipt of such yield unless the holder elects to do so.  A U.S. Holder who is a cash method taxpayer and does not make such election should include the Yield on the Deposit as income upon receipt.  An accrual method taxpayer will be required to include the Yield on the Deposit in income as it accrues on a straight-line basis, unless the holder makes an election to accrue the Yield on the Deposit according to a constant yield method based on daily compounding.

Additionally, cash method holders who do not elect to accrue the Yield on the Deposit will be required to defer deductions for interest paid on indebtedness incurred to purchase or carry the Securities until the Yield on the Deposit is included in income.  Cash method holders shall not be required to defer an amount in excess of the Yield on the Deposit they would have taken into income had they made the election.

The remainder of the coupon payments will represent the Option Premium. The Option Premium will not be taxable to a U.S. Holder upon receipt, and will be accounted for as described below.

Tax Basis. Based on our determination set forth above, the U.S. Holder’s tax basis in the Option will be zero, and the U.S. Holder’s tax basis in the Deposit will be 100% of the issue price.

Lapse of the Option

Receipt of Principal Amount in Cash upon Settlement of the Securities.  If a U.S. Holder receives the principal amount of a Security in cash at maturity, the Option will be deemed to have lapsed. The amount attributable to the accrued but unpaid Yield on the Deposit for the Security will be taxed as described under “─Coupon Payments on the Securities.”  A U.S. Holder will not recognize income upon return of the Deposit, but will recognize the total amount of the Option Premium received by the U.S. Holder over the term of the Security as short-term capital gain at such time.

Exercise of the Option

Receipt of Cash Value based on Underlying Index as of Valuation Date.  If a U.S. Holder receives an amount of cash that is based on the value of the Underlying Index as determined on the Valuation Date, the Option will be deemed to have been exercised, and the holder will be deemed to have applied the Deposit towards the cash settlement of the Forward Contract.  For these purposes, the amount received does not include any amounts attributable to accrued but unpaid coupon payments on the Securities, which would be taxed as described under “─Coupon Payments on the Securities” above.  The U.S. Holder would recognize taxable gain or loss equal to the difference between the amount of cash received (excluding cash attributable to the accrued but unpaid coupons on the Securities) and the U.S. Holder’s tax basis in the Securities.  The U.S. Holder’s adjusted tax basis in the Securities would generally be equal to its adjusted tax basis in the Deposit less the total Option Premium received over the term of the Securities.  Such gain or loss will be treated as short-term capital gain or loss.

Sale, Exchange or Early Retirement of the Securities.  Upon a sale or exchange of a Security prior to its maturity, or upon the retirement of a Security prior to maturity upon the occurrence of an Event of Default Acceleration, a U.S. Holder would recognize taxable gain or loss equal to the difference between the amount realized on such sale, exchange or retirement and the U.S. Holder’s tax basis in the Securities so sold, exchanged or retired.  For these purposes, the amount realized does not include any amount attributable to accrued but unpaid coupon payments on the Securities, which would be taxed as described under “─Coupon Payments on the Securities” above.  Such U.S. Holder’s adjusted tax basis in the Securities would generally be equal to its adjusted tax basis in the Deposit less the total Option Premium received over the term of the Securities.  To the extent such gain or loss is attributable to the Deposit, such gain or loss will be treated as short-term capital gain or loss.  The amount realized that is attributable to the Option, together with the portion of the Option Premium received over the term of the Securities, will be treated as short-term capital gain.

If the value of the Deposit on the date of sale or exchange exceeds the amount realized on the sale or exchange of the Securities, a U.S. Holder will be treated as having (i) sold or exchanged the Deposit for an amount equal to its value on that date and (ii) made a payment to the purchaser of the Securities equal to the amount of the excess, in exchange for the purchaser’s assumption of the Option.  In such case, a U.S. Holder will recognize gain or loss in respect of the Option, as set forth in the previous paragraph, in an amount equal to the total Option Premium received over the term of the Securities, less the amount deemed to be paid in exchange for the purchaser’s assumption of the Option.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper characterization of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the tax treatment described above.  In particular, the IRS could seek to treat the entire Security as a short-term debt instrument.  Under the applicable Treasury Regulations, a Security would be treated as being issued at a discount, the amount of which would equal the excess of the sum of all payments on the Security (including the entire coupon payment amounts and any excess over the principal amount received at maturity) over its issue price.  This discount would be taxed in the same manner as the Yield on the Deposit as discussed under “─Coupon Payments on the Securities.”  Upon the sale, exchange or redemption of a Security, a U.S. Holder would recognize gain as ordinary income to the extent of the discount accrued that is not previously included as income.  Although accrual method holders and cash method holders that elect to include the discount in income currently generally are required to accrue the discount on short-term debt instruments, because the amount payable at maturity with respect to the Security is uncertain, it is not clear how such accruals would be determined.  In addition, if the closing price of the Underlying Index has decreased to or below the Downside Threshold Value on any Index Business Day from, but excluding, the Pricing Date to and including the Valuation Date, the IRS could seek the treat the cash-settled forward contract as a notional principal contract.  Under such treatment, the timing and character of income thereon would be significantly affected.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not entirely clear whether the Securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for U.S. Holders of the Securities is the character and timing of income or loss realized with respect to these instruments (including whether the Option Premium might instead be required to be included currently as ordinary income).  Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the Securities and the proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

• an individual who is classified as a nonresident alien;

• a foreign corporation; or

• a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

•    a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

• certain former citizens or residents of the United States; or

• a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in Securities.

General

As described above, we and every holder of a Security agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a Security for all U.S. federal income tax purposes as a unit consisting of the Option and the Deposit, and the discussion herein assumes such treatment.

Subject to the discussion below concerning backup withholding, payments with respect to a Security to a Non-U.S. Holder, and gain realized on the sale, exchange or other disposition of such Security will not be subject to U.S. federal income or withholding tax in respect of amounts paid on a Security, provided that:

• the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

• the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

• the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code; and

• the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement.  The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding the Security on behalf of the beneficial owner) furnishes to us an IRS Form W-8BEN, in which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

Possible Alternative Tax Treatments of an Investment in the Securities

As described above under “—Tax Consequences to U.S. Holders—Possible Alternative Tax Treatments of an Investment in the Securities,” the IRS may seek to apply a tax treatment other than the treatment described herein.  However, even if such a recharacterization were successful, the U.S. federal income and withholding tax consequences to a Non-U.S. Holder of ownership and disposition of a Security should be the same as those described immediately above.

However, among the issues addressed in the IRS notice described in “—United States Federal Taxation—Tax Consequences to U.S. Holders” is the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax.  It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Securities, possibly on a retroactive basis.  Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of the notice discussed above.  Non-U.S. Holders should note that we currently do not intend to withhold on any of the payments made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above).  However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders and we will not be required to pay any additional amounts with respect to amounts withheld.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with payments on the Securities as well as in connection with the proceeds from a sale, exchange or other disposition of the Securities.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above will satisfy the certification requirements necessary to avoid the backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.